UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 26, 2015

Hemis Corporation

(Exact name of registrant as specified in its charter)

Nevada	333-135946	20-2749916
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

Bettlistrasse 35
8600 Dübendorf, Switzerland

(Address of Principal Executive Officers)

Registrant's telephone number, including area code:   702 387-2382

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) Hemis Corporation (hereinafter known as the “Company”) on August 26, 2015, at a Special Meeting properly notified and authorized by the board of directors of the Corporation (the “Board”), and the Directors consents in writing as of this 26th day of August 2015. The following actions and this written consent are to be filed by the Corporation’s Chairman with the minutes of proceedings of the Board. By majority vote, the Directors hereby ratify the appointment of Ross Cooper to the position of Chief Executive Officer and Chairman.

Ross Cooper ( CEO) has 30 years of experience as a software developer, successful entrepreneur and founder of Channel Islands. He is an accomplished inventor with numerous patents to his name. Founding Verimatrix in 2000, he built a dynamic and focused management team that moved Verimatrix quickly into a market-leading position. It overtook the category leader in 2004 – just four years after launch. Today, Verimatrix is the recognized leader in content security and watermarking for IPTV deployments worldwide, and counts more than 500 multichannel service providers as its customers. In 2003, Mr. Cooper proposed a watermarking plan to the Motion Picture Association and all major Hollywood studios. Mr. Cooper’s plan was approved by the Hollywood community at large, and watermarking processes were initiated later that year. Today, DVDs sent for Academy Award or Golden Globe consideration are typically watermarked thanks to Mr. Cooper’s efforts in this area. Mr. Cooper is the Executive Producer for several movies, television and music projects. Mr. Cooper is a trusted advisor and valued partner to several major Hollywood studios, in particular 20th Century Fox and Warner Bros. and has been responsible for the creation and operation of many new technology companies in the areas of Education, Psychometrics and Health Sciences.

Item 8.01 Other Events

The Company’s Administrative offices and phone number will be the following:

Address:

433 N. Camden Drive

Suite 600

Beverly Hills, CA 90210

Tel: 310.881.5500

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

No. Exhibit

10.1	Ross' Appointment

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this current report on Form 8-K to be signed on its behalf by the undersigned Chairman hereunto duly authorized.

Date: August 26, 2015	Hemis Corporation

/s/ Ross Cooper
ROSS COOPER Chairman

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